Exhibit 10.2

MASTER LICENSE AND SERVICES AGREEMENT

THIS MASTER LICENSE AND SERVICES AGREEMENT is entered into as of August 10, 2026 (“Effective Date”) by and between Fusemachines Inc., a Delaware corporation (“Provider”) and Qintess Holding e Participações Ltda a Brazilian limited liability company and its Affiliates (“Client”). Each of Provider and Client is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the parties desire to enter into this Agreement for the purpose of Provider furnishing certain products and/or services to Client from time to time.

In consideration of the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

SECTION 1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Master License and Services Agreement together with all exhibits, schedules, Statements of Work, appendices attached hereto, and as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Authorized User” means each of the Client’s employees, consultants or contractors authorized to use the Licensed Software as identified in the Statement of Work for such Licensed Software.

“Base Code” means all source code for the Licensed Software.

“Base Data” has the meaning set forth in the definition of Base Model.

“Base Model” means the machine learning model developed by Provider using the Base Code, which Base Model was trained by Provider on a data set (the “Base Data”) to recognize certain types of patterns and/or make certain type of decisions.

“Change” shall have the meaning set forth in Section 4.2 hereof.

“Change Order” shall have the meaning set forth in Section 4.2 hereof.

“Client Data” means data supplied by the Client to train the Base Model or Custom Model, as the case may be.

“Client Indemnitee” shall have the meaning set forth in Section 10.1 hereof.

“Confidential Information” shall have the meaning set forth in Section 9.1 hereof.

“Custom Code” means software code developed by Provider for purposes of designing any additional systems to the Base Code.

“Custom Model” means any enhancements or modifications made by Provider to the Base Model by incorporation of Custom Code and/or Client Data.

“Documentation” means Provider’s user manuals, handbooks, and installation guides relating to the Licensed Software that Provider provides or makes available to Client which describe the functionality, components, features, or requirements of the Licensed Software, including any aspect of the installation, configuration, integration, operation, or use of the Licensed Software.

“Disclosing Party” has the meaning set forth in n 9.1.

“Force Majeure Event” shall have the meaning set forth in Section 12.6 hereof.

“Indemnitee” shall have the meaning set forth in Section 10.3 hereof.

“Indemnitor” shall have the meaning set forth in Section 10.3 hereof.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights Laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Licensed Software” means the licensed software identified in the applicable Statement of Work and includes all code, the executable, object code version of the any modules developed by Provider including, without limitation, all UI/UX modules, all design assets, source code to operate UI/UX module, frontend code, backend code, all deployment code, Base Code, Base Model, Base Data, Documentation and any other assets required to run the applicable programs and produce output for the Client, including any Maintenance Releases provided to Client pursuant to this Agreement and any related Support Services purchased by Client.

“Losses” shall have the meaning set forth in Section 10.1 hereof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

Maintenance Release” means any update, upgrade, release, or other adaptation or modification of the Licensed Software, including any updated Documentation, that Provider may provide to Client from time to time during the Term, which may contain, among other things, error corrections, enhancements, improvements, or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency, or quality of the Licensed Software, but does not include any New Version.

“New Version” means any new version of the Licensed Software that Provider may from time to time introduce and market generally as a distinct licensed product (as may be indicated by Provider’s designation of a new version number), and which Provider may make available to Client at an additional cost under a separate written agreement.

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“Open Source Components” means any software component that is subject to an open source license. A list of any Open Source Components included in the Licensed Software or Work Product and the applicable license terms will be provided in the “readme” or similar file for the Licensed Software and Work Product and/or accompanying documentation.

“Permitted Use” means use of the Licensed Software by an Authorized User for the benefit of Client in the ordinary course of its internal business operations.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Provider Indemnitee” shall have the meaning set forth in Section 10.2 hereof.

“Provider IP” means the Licensed Software, any Custom Code and all Intellectual Property Rights relating thereto.

“Provider Methodologies” has the meaning set forth in Section 6.1(c).

“Provider Products” means the Licensed Software and the Services identified on a Statement of Work.

“Provider Technology” means the all information and materials (including, without limitation, designs, software tools, programs and associated documentation, methods, processes, algorithms, methodologies, design flows, cell libraries, and Intellectual Property Rights) that are developed, licensed or acquired by Provider: (a) independent of this Agreement; or (b) before the Effective Date; and, in case of both (a) and (b), all adaptations, modifications, revisions, derivative works, enhancements, improvements and interface elements thereto. For the avoidance of doubt “Provider Technology” shall include the Licensed Software.

“Receiving Party” has the meaning set forth in n 9.1.

“Representatives” means, with respect to a Party, that Party’s and its Affiliates’ employees, officers, directors, consultants, agents, and legal advisors.

“Services” means any services provided by Provider pursuant to a Statement of Work. For the avoidance of doubt Services shall not include the Support Services.

“Statement of Work” means a written statement of work and/or Purchase Order for Provider Products in a form acceptable to Provider signed by the Parties and referencing this Agreement. Each Statement of Work executed by the Parties will reference and be subject to the terms of this Agreement and may contain additional terms.

“Subscription Term” means the term for Client’s use of the Licensed Software as set forth in the applicable Statement of Work.

“Support Policy” has the meaning set forth in n 3.4.

“Support Services” means the provision of technical support services for the Licensed Software.

“Territory” shall have the meaning set forth in the Statement of Work for the applicable Licensed Software.

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“Third-Party Materials” means materials and information, in any form or medium, including any Open-Source Components or other software, documents, data, content, specifications, products, equipment, or components of or relating to the Provider Products that are not proprietary to Provider.

“Work Product” means all documents, reports, analyses, operating instructions, working papers, work in progress, video, film, multimedia, pictures, graphics, audio material, designs, computer programs, computer systems, data compilations and other tangible materials, that are made or conceived or created wholly or in part by the Provider, in connection with the performance of the Services. Subject to Section 8.2(c), Work Product does not include any Provider Technology.

SECTION 2. SCOPE AND COOPERATION

2.1 Scope. Subject to the terms and conditions of this Agreement, Client will order and Provider agrees to provide Provider Products in accordance with the terms and conditions of this Agreement and the applicable Statement of Work. Client will procure Provider Products using a Statement of Work that references this Agreement and which will be binding upon by Provider and Client upon signature by Provider and Client. Provider and Client each specifically disclaim terms and conditions contained in any statement of work, purchase order or similar document issued by Client in connection with the purchase of Provider Products that is not executed by Provider, and any such other document will have no legal effect. In the event of a conflict between the terms and conditions of this Agreement and those of a Statement of Work, the applicable Statement of Work shall control solely with respect to the subject matter of such Statement of Work.

2.2 Cooperation. Client acknowledges and agrees that:

(a) Provider’s obligations under this Agreement are contingent upon Provider receiving (i) the full cooperation of Client and its personnel, and (ii) timely access to all required Client personnel, systems, and information requested by Provider;

(b) it is responsible for timely review and responses of all documents and actions requiring Client approval and that Provider and its employees and agents (i) can rely upon any instruction, document or other information provided by Client or any persons designated in writing by Client and will incur no liability for such reliance, and (ii) shall not be liable for any default or delay in performance of their obligations hereunder to the extent the same is caused by (A) Client’s failure to comply with any of its obligations hereunder, or (B) any unavailability or extended work absence of the appropriate Client personnel; and

(c) it will comply with the Provider’s acceptable use policy set forth in Appendix I to Exhibit A attached hereto.

If either Party reasonably foresees a delay in connection with any Services for any reason, then such Party shall promptly provide notice to the other Party. The Parties shall thereafter cooperate to reach agreement on any necessary adjustment to the applicable schedule and any other changes that may be reasonably necessary, provided, however, that, regardless of the cause of delay, each Party shall use commercially reasonable efforts to mitigate such delay.

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SECTION 3. LICENSED SOFTWARE

3.1 License Grant. Each Licensed Software shall be provided by Provider to Client pursuant to the terms of this Agreement and the applicable Statement of Work which Statement of Work shall describe (a) Licensed Software, (b) Subscription Term, (c) usage parameters, (d) any customizations, (e) pricing and fees, and (f) other relevant details. The initial form of Statement of Work for Licensed Software is attached hereto as Exhibit A. Subject to and conditioned on Client’s payment of fees and compliance with all other terms and conditions of this Agreement, Provider hereby grants to Client a non-exclusive, non-sublicensable, and non-transferable (except in compliance with Section 12.10) license to internally install and use the Licensed Software and Documentation solely for the Permitted Use in the Territory during the Subscription Term. Notwithstanding the foregoing, to the extent applicable Statement of Work expressly so provides, Client may sublicense, resell, distribute, embed and host the Licensed Software and Documentation for the benefit of its customers and its Affiliates’ customers. Client may make one copy of the Licensed Software solely for testing, disaster recovery, or archival purposes. Any copy of the Licensed Software made by Client: (a) will remain the exclusive property of Provider; (b) be subject to the terms and conditions of this Agreement; and (c) must include all copyright or other Intellectual Property Rights notices contained in the original.

3.2 Customization. Any request for a Custom Model must be set forth in a SOW describing, among other things, the technical and other specifications of the Custom Model(if any), and the estimated time for the delivery of the Custom Model. To the extent any Client Data is used in the creation of a Custom Model, Client hereby grants Provider a nonexclusive, non-transferable, and royalty-free license during the Term to use, reproduce, modify and create derivative works from the Client Data in accordance with this Agreement and the relevant SOW for the sole purpose of enabling Provider to fulfill its obligations under this Agreement. Client will own and retain all right, title and interest in and to the Client Data and Custom Model, subject only to the underlying and continuing rights of Provider, in and to the Provider IP and Provider Methodologies. Except for the limited license rights therein granted to Provider under this Agreement, Provider shall not obtain any right, title or interest in or to the Client Data or Custom Models.

3.3 Maintenance Releases. During the Term, Provider will provide Client with all Maintenance Releases (including updated Documentation) that Provider may, in its sole discretion, make generally available to its Clients at no additional charge. Client will install all Maintenance Releases as soon as practicable after receipt. Client does not have any right hereunder to receive any New Versions of the Licensed Software that Provider may, in its sole discretion, release from time to time.

3.4. Support Services. If Client purchases a subscription for Support Services, Provider will provide Client the support services for the Licensed Software in accordance with the Support Policy attached hereto as Appendix II to Exhibit A (“Support Policy”). If no Support Policy is purchased, Provider will provide support for the Licensed Software consistent with industry-standards and its general business practices.

3.5. [Reserved].

3.6 Security Measures. The Licensed Software may contain technological measures designed to prevent unauthorized or illegal use of the Licensed Software. Client acknowledges and agrees that: (a) Provider may use these and other lawful measures to verify Client’s compliance with the terms of this Agreement and enforce Provider’s rights, including all Intellectual Property Rights, in and to the Licensed Software; (b) Provider may deny any individual access to and/or use of the Licensed Software if Provider, in its reasonable discretion, believes that person’s use of the Licensed Software would violate any provision of this Agreement, regardless of whether Client designated that person as an Authorized User; and (c) Provider and its Representatives may collect, maintain, process and use diagnostic, technical, usage and related information, including information about Client’s computers, systems and software, that Provider may gather periodically to improve the performance of the Licensed Software or develop Maintenance Releases. Client is responsible and liable for all access to and use of the Products occurring under Client’s accounts or logins. Client must notify Provider immediately of any unauthorized use of the Products or any other actual or suspected breach of security regarding the Products of which Client becomes aware.

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3.8 Audits

(a) Provider or its nominee (including its accountants and auditors) may, on ten (10) days’ notice, inspect and audit Client’s use of the Licensed Software under this Agreement at any time during the term of this Agreement and for five (5) years following the termination or earlier expiration of this Agreement. All audits will be conducted during regular business hours, and no more frequently than once in any twelve (12) month period. Client shall make available all such books, records, equipment, information, and personnel, and provide all such cooperation and assistance, as may reasonably be requested by or on behalf of Provider with respect to such audit.

(b) If the audit determines that Client’s use of the Licensed Software exceeded the usage permitted by this Agreement, Client shall pay to Provider all amounts due for such excess use of the Licensed Software, plus interest on such amounts, as calculated pursuant to Section 7.4(a). If the audit determines that such excess use equals or exceeds five percent (5%) of Client’s permitted level of use, Client shall also pay to Provider all [reasonable] costs incurred by Provider in conducting the audit. Client shall make all payments required under this Section 3.8 within ten (10) days of the date of written notification of the audit results.

SECTION 4. SERVICES

4.1 Services and Work Product. Service Provider shall provide the Services and deliver any applicable Work Product pursuant to the terms of the applicable Statement of Work which Statement of Work shall describe (i) scope of the services to be provided, (ii) Client’s related obligations, (iii) delivery location, (iv) corresponding fees, and (v) other relevant details. The initial form of Statement of Work for the delivery of Services is attached hereto as Exhibit B.

4.2 Change Orders. Any change to the Services that are being performed pursuant to a Statement of Work or performance of new services that are not within the scope of a Statement of Work (each a “Change”) may be initiated by either Party by sending a request to the other Party specifying the proposed Change in reasonably sufficient detail to enable the other Party to evaluate it. All Changes and terms thereof that are agreed to by the Parties shall be set forth in a change order (a “Change Order”). A Change Order shall not be effective with respect to any Statement of Work unless and until it is executed by the authorized representatives of Client and Provider. Each Change Order, once executed by the Parties, shall be governed by the terms and conditions of this Agreement and the applicable Statement of Work.

SECTION 5. INVOICING AND PAYMENT

5.1 Invoicing. Unless as expressly provided in a Statement of Work, Client shall pay all fees and expenses for the Provider Products in US Dollars within thirty (30) days of the date of an itemized invoice therefor via by ACH or wire transfer to an account designated by the Provider.

5.2 Late Payment. Any amount not paid by the Client when due and payable shall bear interest from the date such amount is due and payable at the rate of one and half percent (1.5%) per month or the maximum percentage permitted under applicable Law plus all reasonable expenses of collection. If such failure continues for thirty (30) days following written notice thereof, then, unless the applicable Statement of Work provides otherwise, Provider may: (i) disable Client’s use of the Licensed Software (including by means of a disabling code, technology or device); (ii) withhold, suspend or revoke its grant of a license or provision of Services, as applicable, hereunder; and/or (iii) terminate this Agreement, as applicable.

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5.3 Taxes. All fees and other amounts payable by Client under this Agreement are exclusive of taxes and similar assessments. Without limiting the foregoing, Client is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by Client hereunder, other than any taxes imposed on Provider’s income.

5.4 No Deductions or Setoffs. All amounts payable to Provider under this Agreement shall be paid by Client to Provider in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by applicable Law).

SECTION 6. PROPRIETARY RIGHTS

6.1 Provider’s Rights. Client acknowledges and agrees that:

(a) the Licensed Software and Documentation are licensed, not sold, to Client by Provider and Client does not have under or in connection with this Agreement or any Statement of Work any ownership interest in the Licensed Software or Documentation, or in any related Intellectual Property Rights;

(b) Provider is the sole and exclusive owner of all rights (including, Intellectual Property Rights), title, and interest in and to the Provider Technology, subject only to the rights of third parties in Third-Party Materials and the limited license granted to Client under this Agreement;

(c) Provider, prior to or during the course of this Agreement, has or may develop tools, concepts, processes, methodologies, and know-how (“Provider Methodologies”), some of which Provider may use in its performance of its obligations to Client. Provider will retain exclusive ownership of all such Provider Methodologies and will be entitled to use any and all Provider Methodologies in connection with the performance of services for other parties. Notwithstanding the foregoing “Provider Methodologies” shall not include any Client Data or any Custom Model, both of which shall be exclusively owned by Client; and

(d) Client hereby unconditionally and irrevocably assigns to Provider’, its entire right, title, and interest in and to any Intellectual Property Rights that Client may now or hereafter have in or relating to the Provider Technology (including any rights in derivative works or patent improvements relating to either of them), whether held or acquired by operation of Law, contract, assignment or otherwise.

Other than the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel or otherwise, to Client or any third party any Intellectual Property Rights or other right, title, or interest in or to any Provider IP

6.2 Client’s Rights. Other than with respect to Third -Party Materials:

(a) Client shall be the sole and exclusive owner of all Work Product produced by the Provider pursuant to a Statement of Work for Services (and not for Licensed Software) and shall have the sole and exclusive rights (including, Intellectual Property Rights), title and interest in and to the Work Product; and

(b) as between the Parties, Client shall be the sole and exclusive owner of (i) any Custom Model and any Client Data provided by Client for use by the Licensed Software, and (ii) any data or content provided by Client to Provider in connection with the Services.

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To the extent that any Provider Technology is delivered in connection with, or incorporated or included in, any Work Product, or Client is required to use or access Provider Technology to use or access (or exercise its rights with respect to) the Work Product, Provider hereby grants to Client a perpetual, non-exclusive, royalty-free, worldwide, transferrable and sublicensable license solely in connection with its use or access to the Work Product delivered hereunder (i) to use and access the Provider Technology, (ii) to use, access and exercise its rights with respect to, the Provider Technology and the Work Product, as well as (iii) to reuse, modify, enhance, or make improvements or enhancements to, the Work Product and any Provider Technology incorporated therein or used in conjunction therewith.

Client grants to Provider, during the term of this Agreement, a non-exclusive right and license to use the Client Data and any other data or content provided by Client in connection with the Services solely to enable Provider to fulfill its obligations under this Agreement and in accordance with applicable data privacy Laws.

6.3 [Reserved].

6.4 Aggregated Data. Subject to applicable data privacy Laws and the confidentiality provisions in this Agreement, Client agrees that Provider may (i) collect and use data and information related to Client’s use of the Provider Products in an aggregate and anonymized manner, and (ii) disclose such aggregated and anonymized data to its customers, in order to provide and improve the Provider Products for all customers.

6.5. Third-Party Materials. Notwithstanding anything to the contrary herein, with respect to any Third-Party Materials, the applicable third-party providers own all right, title, and interest, including all Intellectual Property rights, in and to the Third-Party Materials.

SECTION 7. TERM AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years unless terminated earlier in accordance with the terms hereof. Subject to earlier termination as set forth in Section 7.2 and 7.3 herein, this Agreement shall automatically renew for successive two (2) year terms, unless either Party shall give notice of non-renewal at least ninety (90) days prior to the end of the then current term. Termination of this Agreement shall automatically terminate any Statement of Work or other agreements or documents entered into in connection with this Agreement unless the Parties agree to otherwise in writing, provided that the termination or expiration of any Statement of Work or the expiration or termination of the term of the licenses of any Licensed Software shall not automatically terminate this Agreement.

7.2 Termination for Cause. Either Party may terminate this Agreement and/or any Statement of Work prior to its expiration by written notice to the other Party upon the occurrence of any of the following events (a) if the other Party fails to cure a material breach of this Agreement within thirty (30) days of receiving written notice to do so or, if such breach is not reasonably curable, if the breaching Party fails to implement a mitigation plan reasonably acceptable to the non-breaching Party within thirty (30) days of its receipt of notice of such breach, (b) in the event of breach by the other Party of Section 7 hereof, effective immediately from the date of termination set forth in the written notice, (c) if the other Party discontinues performance under this Agreement because of a binding order of a court or regulatory body, or (d) if the other Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency, or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all of substantially all of its creditors, or enters into any agreement relating to the composition, extension or readjustment of all or substantially all of its obligations.

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7.3 Termination for Non-Payment. Provider shall have the right to terminate this Agreement and/or any Statement of Work in accordance with Section 5.2.

7.4 Effect of Termination; Survival. Upon the termination of this Agreement, Provider shall be entitled to receive all fees and expenses for the Provider Products delivered or performed prior to the effective date of termination. The provisions of Sections 1, 2.2(c), 5, 6, 7.4, 7.5, 8.4, 9, 10, 11 and 12 hereof shall survive any expiration or termination of this Agreement. Termination of this Agreement for any reason will not affect any damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity arising from any breaches of such liabilities or obligations.

7.5 Return of Materials; Deletion of Licensed Software.

(a) Upon the expiration or termination of this Agreement, each Party shall promptly, and in all events, within thirty (30) days of such termination or expiration, (i) return to the other Party all Confidential Information (including copies thereof) of the other Party in its possession, or (ii) destroy such Confidential Information and certify as to its destruction.

(b) Upon the expiration or termination of the Subscription Term for any Licensed Software, Client shall (i) immediately cease using such Licensed Software, (ii) within forty eight (48) hours of such termination or expiration, (A) delete (from any devices on which such Licensed Software is installed) or destroy all copies of such Licensed Software in its possession, and (B) turn off all servers where it has hosted such Licensed Software, and (c) certify in writing to Provider that is has complied with the provisions of this Section 7.5(b).

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization; (b) it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, and authorizations it grants and is required to grant under this Agreement; (c) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and (d) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8.2 Licensed Software Warranty.

(a) Subject to the limitations and conditions set forth in this Section 8, Provider warrants that (i) the Licensed Software will perform in all material respects as described in the applicable Documentation for the Subscription Term when installed and operated as recommended in the Documentation and in accordance with this Agreement, and (ii) solely with respect to any Custom Model provided to Client hereunder, each such Custom Model will function in all material respects in accordance with the technical specifications therefor in the applicable Statement of Work for a period of the Subscription Term when installed and operated as recommended in the Documentation and in accordance with this Agreement.

(b) The limited warranties set forth in Section 8.2(a) apply only if Client: (i) notifies Provider in writing of the warranty breach before the expiration of the Subscription Term; (ii) has promptly installed all Maintenance Releases to the Licensed Software that Provider previously made available to Client; and (iii) as of the date of notification, is in compliance with all terms and conditions of this Agreement (including the payment of all license fees then due and owing).

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(c) Notwithstanding any provisions to the contrary in this Agreement, the limited warranty set forth in Section 8.2(a) does not apply to problems arising out of or relating to: (i) the Licensed Software, Custom Model or the media on which it is provided, that is modified or damaged by Client or its Representatives; (ii) any operation or use of, or other activity relating to, the Licensed Software or Custom Model other than as specified in the Documentation, including any incorporation in the Licensed Software or Custom Model of, or combination, operation or use of the Licensed Software or Custom Model in or with, any technology (including any software, hardware, firmware, system, or network) or service not specified for Client’s use in the Documentation; (iii) as a result of model drift or data drift; (iv) Client’s or any third party’s negligence, abuse, misapplication, or misuse of the Licensed Software or Custom Model, including any use of the Licensed Software or Custom Model other than as specified in the Documentation; or (v) the operation of, or access to, Client’s or a third party’s system or network.

(d) If Provider breaches, or is alleged to have breached, any of the warranties set forth in Section 8.2(a), Provider may, at its sole option and expense, take any of the following steps to remedy such breach: (i) replace any damaged or defective media on which Provider supplied the Licensed Software or Custom Model; (ii) amend, supplement, or replace any incomplete or inaccurate Documentation; (iii) repair the Licensed Software or Custom Model; or (iv) replace the Licensed Software or Custom Model with functionally equivalent software (which software will, on its replacement of the Licensed Software or Custom Model, constitute Licensed Software or Custom Model hereunder). The remedies set forth in this Section 8.2(d) are Client’s sole remedies and Provider’s sole liability under the limited warranty set forth in Section 8.2(d).

8.3 Service Warranty. Provider warrants that all Services performed by it hereunder will be performed in (a) accordance with the terms and subject to the conditions set out in the applicable Statement of Work and this Agreement, and (b) a professional manner in accordance with industry standards, using personnel with a level of skill commensurate with the Services to be performed. Client must notify Provider of any breach of the warrant in this Section 8.3 within thirty (30) days of the performance of the relevant Services. Provider’s entire liability and Client’s exclusive remedy shall be for Provider to, at its option, reperform the services so that the breach is remedied or refund to Client all fees paid for the nonconforming services.

8.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE LIMITED WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL LICENSED SOFTWARE, CUSTOM MODEL, DOCUMENTATION, SERVICES, WORK PRODUCT ARE PROVIDED “AS IS.” PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, PROVIDER MAKES NO WARRANTY OF ANY KIND THAT THE LICENSED SOFTWARE, CUSTOM MODEL, DOCUMENTATION, SERVICES, WORK PRODUCT, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET CLIENT’S OR OTHER PERSONS’ REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ARE FREE OF BIAS, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEMS, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, OR ERROR FREE. FURTHER, ALL OPEN SOURCE COMPONENTS AND OTHER THIRD-PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY OF THEM IS STRICTLY BETWEEN CLIENT AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF SUCH OPEN SOURCE COMPONENTS AND THIRD-PARTY MATERIALS.

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SECTION 9. CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Confidential Information. In connection with this Agreement, each Party (as the “Disclosing Party”) may disclose or make available Confidential Information to the other Party (as the “Receiving Party”). Subject to Section 9.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic or other) that: (a) if disclosed in writing or other tangible form or medium, is marked “confidential” or “proprietary”; or (b) if disclosed orally or in other intangible form or medium, is identified by the Disclosing Party or its Representative as confidential or proprietary when disclosed and summarized and marked “confidential” or “proprietary” in writing by the Disclosing Party or its Representative within ten (10) days after disclosure; or (c) due to the nature of its subject matter or the circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. As between the Parties, all Confidential Information shall be and remains the property of the Disclosing Party.

9.2 Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party’s or any of its Representatives’ noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that, to the Receiving Party’s knowledge, was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

9.3 Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall: (a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement; (b) except as may be permitted under the terms and conditions of 9.4, not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party’s obligations under this Section 9; and (iii) are bound by written confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 9; (c) safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; (d) promptly notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further unauthorized use or disclosure; and (e) ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ non-compliance with, the terms of this Section 9.

Notwithstanding any other provisions of this Agreement, the Receiving Party’s obligations under this Section 9 with respect to any Confidential Information that constitutes a trade secret under any applicable Law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable Laws other than as a result of any act or omission of the Receiving Party or any of its Representatives.

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Section 9.4 Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under Section 9.3; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 9.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, will use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

SECTION 10. INDEMNITY

10.1 Provider Indemnity. Provider shall indemnify, defend, and hold harmless Client and Client’s officers, directors, employees, agents, permitted successors and permitted assigns (each, a “Client Indemnitee”) from and against any and all losses, expenses, claims, actions, costs, liabilities or damages (collectively, “Losses”) incurred by the Client Indemnitee resulting from any Action by a third party that the Licensed Software, Custom Model, Documentation, Services or Work Product or any use of the Licensed Software, Custom Model, Documentation, Services or Work Product in accordance with this Agreement, infringes or misappropriates such third party’s US Intellectual Property Rights. This Section 10.1 does not apply to the extent that the alleged infringement arises from:

(a) Third-Party Materials;

(b) combination, operation, or use of the Licensed Software or Custom Model or Work Product in or with, any technology (including any software, hardware, firmware, system, or network) or service not provided by Provider or specified for Client’s use in the Documentation or other written instruction from Provider;

(c) modification of the Licensed Software, Custom Model or Work Product other than: (i) by Provider or its contractor in connection with this Agreement; or (ii) with Provider’s express written authorization and in strict accordance with Provider’s written directions and specifications;

(d) use of any version of the Licensed Software, Custom Model or Work Product other than the most current version or failure to timely implement any Maintenance Release, modification, update, or replacement of the Licensed Software, Custom Model or Work Product made available to Client by Provider;

(e) use of the Licensed Software, Work Product or Custom Model after Provider’s notice to Client of such activity’s alleged or actual infringement, misappropriation, or other violation of a third party’s rights;

(f) negligence, abuse, misapplication, or misuse of the Licensed Software, Custom Model or Documentation by or on behalf of Client, Client’s Representatives, or a third party;

(g) use of the Licensed Software, Custom Model or Documentation by or on behalf of Client that is outside the purpose, scope, or manner of use authorized by this Agreement or in any manner contrary to Provider’s instructions;

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(h) third-party Losses for which Client is obligated to indemnify Provider pursuant to Section 10.2

Section 10.2 Client Indemnification. Client shall indemnify, defend, and hold harmless Provider and its Affiliates, and each of its and their respective officers, directors, employees, agents, subcontractors, successors and permitted assigns (each, a “Provider Indemnitee”) from and against any and all Losses incurred by the Provider Indemnitee resulting from any Action by a third party:

(a) that any Intellectual Property Rights or other right of any Person, or any Law, is or will be infringed, misappropriated, or otherwise violated by any (i) use or combination of the Licensed Software, Work Product, or Custom Model by or on behalf of Client or any of its Representatives with any hardware, software, system, network, service, or other matter whatsoever that is neither provided by Provider nor authorized by Provider in this Agreement and the Documentation, or (ii) information, materials, or technology directly or indirectly provided by Client or directed by Client to be installed, combined, integrated, or used with, as part of, or in connection with the Licensed Software, Work Product Custom Model or Documentation;

(b) relating to gross negligence or willful misconduct by or on behalf of Client or any of its Representatives with respect to the Licensed Software, Work Product, Custom Model or Documentation or otherwise in connection with this Agreement;

(c) relating to use of the Licensed Software, Work Product, Custom Model or Documentation by or on behalf of Client or any of its Representatives that is outside the purpose, scope or manner of use authorized by this Agreement or the Documentation, or in any manner contrary to Provider’s instructions.

Section 10.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Action for which such Party believes it is entitled to be indemnified pursuant to Section 10.1 or Section 10.2. The Party seeking indemnification (the “Indemnitee”) shall cooperate with the other Party (the “Indemnitor”) at the Indemnitor’s sole cost and expense. The Indemnitor shall promptly assume control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing. The Indemnitor shall not settle any Action on any terms or in any manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. If the Indemnitor fails or refuses to assume control of the defense of such Action, the Indemnitee shall have the right, but no obligation, to defend against such Action, including settling such Action after giving notice to the Indemnitor, in each case in such manner and on such terms as the Indemnitee may deem appropriate. The Indemnitee’s failure to perform any obligations under this Section 10.3 will not relieve the Indemnitor of its obligations under this Section 10, except to the extent that the Indemnitor can demonstrate that it has been prejudiced as a result of such failure

Section 10.4 Mitigation. If the Licensed Software, Custom Model, Work Product or any part of the Licensed Software, Custom Model or Work Product, is, or in Provider’s opinion is likely to be, claimed to infringe, misappropriate, or otherwise violate any third-party Intellectual Property Right, or if Client’s use of the Licensed Software, Custom Model or Work Product is enjoined or threatened to be enjoined, Provider may, at its option and sole cost and expense: (a) obtain the right for Client to continue to use the Licensed Software, Work Product or Custom Model, as applicable, materially as contemplated by this Agreement; (b) modify or replace the Licensed Software, Work Product or Custom Model, as applicable, in whole or in part, to seek to make the Licensed Software, Work Product or Custom Model non-infringing, while providing materially equivalent features and functionality, and such modified or replacement software or model will constitute Licensed Software, Work Product or Custom Model, as applicable, under this Agreement; or (c) if none of the remedies set forth in the above Section 10.4(a) or Section 10.4(b) is reasonably available to Provider, terminate this Agreement, in its entirety or with respect to the affected part or feature of the Licensed Software, Work Product or Custom Model, effective immediately on written notice to Client, in which event, (i) Client shall cease all use of the Licensed Software, Work Product or Custom Model and Documentation immediately on receipt of Client’s notice, and (ii) provided that Client fully complies with its post-termination obligations set forth in Section 7.4 and Section 7.5, Provider shall promptly refund to Client, on a pro rata basis, the share of any license fees prepaid by Client for the future portion of the Term that would have remained but for such termination.

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Section 10.5 Sole Remedy. SECTION 10.4 SETS FORTH CLIENT’S SOLE REMEDIES AND PROVIDER’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THE SOFTWARE, WORK PRODUCT OR DOCUMENTATION OR ANY SUBJECT MATTER OF THIS AGREEMENT INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

SECTION 11. LIMITATION OF LIABILITY

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT IS EXPRESSLY AGREED THAT EXCEPT FOR PAYMENTS DUE TO PROVIDER UNDER THIS AGREEMENT OR A BREACH OF SECTION 9 (CONFIDENTIALITY AND NON-DISCLOSURE) BY A PARTY, OR A PARTY’S OBLIGATIONS UNDER SECTION 10 (INDEMNITY), OR A PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS (A) EACH PARTY’S MAXIMUM LIABILITY FOR ANY DAMAGES OR ANY BREACH OF THIS AGREEMENT OR IN CONNECTION WITH ITS PERFORMANCE HEREUNDER SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE AMOUNTS PAID OR PAYABLE BY CLIENT TO PROVIDER PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM, AND (B) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, GOODWILL, REVENUE, DATA OR USE OR INTERRUPTION OF BUSINESS. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY REGARDLESS OF THE FORM OF LEGAL ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR RELIANCE, UNDER WHICH SUCH DAMAGES ARE SOUGHT, EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. THE FOREGOING LIMITATIONS OF LIABILITY ARE CUMULATIVE, WITH ALL EXPENDITURES OF A PARTY BEING AGGREGATED TO DETERMINE SATISFACTION OF SUCH PARTY’S LIMITATION OF LIABILITY.

SECTION 12. MISCELLANEOUS

12.1 Waivers; Amendments. Any waiver of any term or condition of this Agreement shall only be deemed to have been made if expressed in writing by the Party granting such waiver. The failure or neglect by either Party to enforce, in any one or more instances, any of the terms and conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition, or any other terms or conditions of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.

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12.2 Governing Law; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without giving effect to any choice-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the Laws of the State of New York. The Parties hereto expressly submit themselves to the exclusive and personal jurisdiction of the state and federal courts of New York County on any such dispute or controversy relating to this Agreement and each Party waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction that may be entered into between the Parties in connection with this Agreement. All rights and remedies, whether evidenced hereby, by Law or in equity shall be cumulative and may be exercised singularly or concurrently.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT. EACH PARTY AGREES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

12.3 Equitable Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, a breach relating to a Party’s Intellectual Property rights or Confidential Information may cause irreparable damage for which recovery of money damages would be inadequate, and that either Party shall therefore be entitled, in addition to any other remedies available to it at Law or in equity, to seek injunctive relief to protect such Party’s rights under this Agreement without posting any bond.

12.4 Severability. In the event a particular provision of this Agreement is held by a court of competent jurisdiction to be invalid, such provision shall be severed from this Agreement and shall not affect the validity of this Agreement as a whole or any of its other provisions (other than payment or license restrictions). The Parties hereto agree to negotiate in good faith to promptly replace such invalid provision with a new provision that has the most nearly similar permissible, economic, or other effect.

12.5 Affiliates. Provider may fulfill its obligations under this Agreement itself, through its personnel or through any of its Affiliates or the personnel of such Affiliate, provided that Provider remains responsible for compliance of such Affiliates and their personnel with the terms of this Agreement.

12.6 Force Majeure. Provider shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of services resulting directly or indirectly from acts of God, civil or military authority, war, riots, civil disturbances, accidents, fire, earthquakes, flood, strikes, lockouts, labor disturbances, court or governmental order, pandemic, epidemic, or any other cause beyond the reasonable control of Provider (each a “Force Majeure Event”). Provider agrees to provide Client with notice upon becoming aware of a Force Majeure Event. Each Party further agrees to use commercially reasonable efforts to mitigate any delay, damage or other consequence to the transactions contemplated by this Agreement as a result of a Force Majeure Event.

12.7 Entire Agreement. This Agreement, any Statements of Work, exhibits or appendices (all of which are incorporated by this reference), together with any amendments and Change Orders thereto constitute the complete agreement between the Parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of any Statement of Work, exhibit or appendix, the applicable Statement of Work shall control solely with respect to its subject matter, and in all other respects the terms of this Agreement shall control.

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12.8 Compliance With Law. Each Party agrees that all of its obligations contained in this Agreement and any action taken by it pursuant to this Agreement shall be performed in accordance with all applicable Law, including export control Laws.

12.9 Further Assurances. Each Party hereto shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other action as may be necessary or advisable to carry out its obligations hereunder and to implement the terms and conditions of this Agreement.

12.10 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or otherwise transferred, in whole or in part, by Client without the prior written consent of Provider except for an assignment in connection with the merger, acquisition or sale of substantially all of the assets or business of Client (or any substantially similar transaction), provided that (a) in no event shall any such assignee be a direct competitor of Provider, (b) such assignee agrees pursuant to a written instrument to be bound by the terms and conditions of this Agreement, and (d) Provider shall be satisfied, in its reasonable judgment, that such assignee possesses the requisite resources (financial and otherwise) to fulfill its obligations under this Agreement. Any attempted assignment or transfer in violation of this Section 12.9 shall be null and void ab initio and of no effect. Subject to the foregoing, this Agreement shall be binding upon the permitted successors-in-interest and permitted assigns of the Parties.

12.10 Relationship Between the Parties. The relationship of Provider and Client is that of independent contractors, and it is expressly agreed that nothing contained herein shall be construed to constitute the Parties as partners, joint venturers, co-owners, or participants in a joint or common undertaking, or otherwise to create a relationship of principal and agent, it being intended that each shall remain an independent contractor responsible for its own actions.

12.11 Non-Solicitation. Client shall not, during the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement, solicit for hire or hire as an employee or independent contractor any of Provider’s or its Affilaite’s employees or independent contractors. This restriction shall not apply to any employee or independent contractor of Provider or any Affiliate who independently solicits employment with the Client or who responds to Client’s general solicitations (such as newspaper advertisements, employment agency referrals and internet postings) not specifically targeting such person.

12.12 Notices and Contacts. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed email, or (ii) on the date it was delivered by reputable courier, to the addresses set forth below or to such other address as either Party may specify from time to time by written notice to the other Party. The Parties agree that any notice which is required to be given hereunder shall be in writing. Each Party by notice to the others may designate additional or different addresses for subsequent notices or communications.

If to Provider:

Fusemachines Inc, 229 W. 36th St., Floor 4, New York, NY 10018

Attention: ______________

Email: _______________; Phone: _______________

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If to Client:

______________

Attention: ______________

Email: _______________; Phone: _______________

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. An executed copy of this Agreement or any appendix, schedule or other related document transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy for all purposes.

12.14 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The English language shall govern the meaning and interpretation of this Agreement.

12.15 Publicity. Except as required by applicable Law and except for materials already made public, neither Party will distribute any news releases, articles, brochures, speeches, or advertisements concerning this Agreement, nor use the other party’s name or trademarks (or any variation thereof), without the other party’s prior written consent. Notwithstanding the foregoing, Client hereby grants Provider the right to identify Client as a client and display Client’s name and logo (a) on the Provider’s website, marketing and sales materials, (b) for internal purposes such as fundraising and investor presentations, and (c) reference calls with other customers, and (d) participation in conferences and webinars.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their representatives duly authorized as of the date first written above.

QINTESS HOLDING E PARTICIPAÇÕES LTDA.

By:
Name:
Title:

FUSEMACHINES INC.

By:
Name:
Title:

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Exhibit A

Statement of Work (Licensed Software)

This Statement of Work (this “SOW”) is made as of ________ (“SOW Effective Date”) and is incorporated into and subject in all respects to the terms and conditions of that certain Master License and Service Agreement, dated as of ___________ (the “MSA”), between Fusemachines Inc. (“Provider”) and ____________________ (“Client”). Capitalized terms not otherwise defined in this SOW shall have the meaning given to such terms in the MSA.

1. DESCRIPTION OF LICENSED SOFTWARE

[Insert description of software to be licensed]

2. USAGE PARAMETERS

Client may install, use, and run one copy of the Licensed Software on [up to [NUMBER] computer(s) at a time/on Client’s network for use by up to [NUMBER] Authorized User(s) at a time]. Up to [NUMBER] Authorized User(s) at a time may remotely access and use the Licensed Software from any other device. The total number of Authorized Users shall not exceed the number set forth under this SOW, except as expressly agreed to in writing by the Parties and subject to any appropriate adjustment of the license fees payable hereunder.

[Add any other applicable usage parameters]

3. FEES

License Fees for the Licensed Software specified above shall be $________ per month plus applicable sales tax.

Early Termination Fee: Client acknowledges and agrees that it is purchasing a license for the Licensed Software for the full length of the applicable Subscription Term. In the event Client terminates this SOW and/or the MSA prior to the end of the then existing Subscription Term for any reason other than pursuant to Section 7.2 of the MSA, Client shall be responsible for all charges for any remaining time left on the Subscription Term as if Client remained a licensee through the end of the then-current Subscription Term, including, without limitation, outstanding charges, unbilled charges, taxes, and fees. In addition, Client will not be entitled to any refund for any unused portion of prepaid Subscription Term charges.

[Insert any other fees]

4. PAYMENT TERMS

[As provided in the MSA.]

5. SUBSCRIPTION TERM

The Subscription Term for the Licensed Software will commence on the Effective Date and will last for an initial [thirty-six (36)] month period unless terminated pursuant to the terms of the Agreement. Each Subscription Term will renew automatically for successive [thirty-six (36)] month terms (each, an “Automatic Renewal Term”) unless (a) the Parties agree to a different term pursuant to a separate Statement of Work or (b) either Party notifies the other of non-renewal at least thirty (30) days prior to the end of the then current Subscription Term. The fees for an Automatic Renewal Term shall be Provider’s then current fees. [MAKE WHOLE FOR THREE YEARS]

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6. TERRITORY

South America principally, as well as other international markets as set out in, or approved in accordance with, the SOW.

7. DELIVERY & HOSTING

Provider shall deliver one copy of the Licensed Software electronically on the Effective Date. The Licensed Software will be hosted by Client.

8. SUPPORT SERVICES

Client elects to purchase a subscription to the Support Services with Priority Level [___].

The term of Support Services (the “Support Term”) shall commence as of Effective Date and shall continue through the earlier of the end of the Subscription Term. Thereafter the Support Term will renew automatically for successive [twelve (12)] month terms (each, an “Automatic Service Renewal Term”) unless (a) the Parties agree to a different term pursuant to a separate Statement of Work or (b) either Party notifies the other of non-renewal at least thirty (30) days prior to the end of the then current Subscription Term. The fees for an Automatic Service Renewal Term shall be Provider’s then current fees.]

9. [CUSTOMIZATION

Insert details of any customization to Base Model of the Software including delivery date of such customization and additional costs associated with such Customization]

10. [CLIENT OBLIGATIONS

Insert applicable Client Obligations].

11. [PROJECT MANAGERS

Each Party shall appoint an individual as its “Project Manager” under this SOW. The Project Managers shall communicate on a regular basis to discuss the status of the Services. Any issue that is unresolved between the Project Managers shall be escalated to the executive management of the Parties. If required, additional roles may be defined as project management liaisons as back-up to the Project Managers. Each Party agrees to provide prompt written notice of any changes to its Project Manager. The initial Project Managers are as follows:

for Provider: [Name], [Title], [Address], [Email], [Phone]

for Client: [Name], [Title], [Address], [Email], [Phone]]

12. [OTHER APPLICABLE TERMS

Insert if applicable]

[Signature Page to Statement of Work Follows]

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APPENDIX I

Acceptable Use Policy Attachment

This Acceptable Use Policy (“AUP”) sets forth rules that apply to the use of any of the Licensed Products by Client. Capitalized terms not defined in this AUP have the meanings given in the Agreement.

Except as expressly permitted by the Agreement, Client shall not, and shall not permit any other Person to:

● copy the Licensed Software or Documentation, in whole or in part;

● modify, correct, adapt, translate, enhance, or otherwise prepare derivative works or improvements of any Licensed Software or Documentation;

● rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available the Licensed Software or Documentation to any third party;

● reverse engineer, disassemble, decompile, decode, or adapt the Licensed Software, or otherwise attempt to derive or gain access to the source code of the Licensed Software or any Custom Model, in whole or in part;

● bypass or breach any security device or protection used for or contained in the Licensed Software or Documentation;

● remove, delete, efface, alter, obscure, translate, combine, supplement, or otherwise change any trademarks, terms of the Documentation, warranties, disclaimers, or Intellectual Property Rights, proprietary rights or other symbols, notices, marks, or serial numbers on or relating to any copy of the Licensed Product;

● use the Licensed Product in any manner or for any purpose that infringes, misappropriates, or otherwise violates any Intellectual Property Right or other right of any Person, or that violates any applicable Law;

● use the Licensed Software for purposes of: (i) benchmarking or competitive analysis of the Licensed Software; (ii) developing, using, or providing a competing software product or service; or (iii) any other purpose that is to Provider’s detriment or commercial disadvantage;

● use the Licensed Products in or in connection with the design, construction, maintenance, operation, or use of any hazardous environments, systems, or applications, any safety response systems or other safety-critical applications, or any other use or application in which the use or failure of the Licensed Products could lead to personal injury or severe physical or property damage; or

● use (i) the Licensed Software or Documentation other than for the Permitted Use or in any manner or for any purpose or application not expressly permitted by this Agreement or (ii) any Third-Party Materials in any manner or for any purpose or application not expressly permitted by the controlling license for such Third-Party Materials.

Provider may monitor compliance with this AUP and investigate any violations. If we determine that you violates this AUP, we may remove or suspend access to the Licensed Products.

We may report any activity that we suspect violates any law or regulation to law enforcement officials, regulators or other appropriate third parties, and cooperate with them to investigate and prosecute illegal conduct. Our reporting may include disclosing information related to the violation of this AUP.

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APPENDIX II

SUPPORT POLICY

If a Support Policy is purchased by the Client in the applicable Statement of Work, Provider will furnish the applicable support services purchased (the “Support Services”) during normal business hours of [__ to __ ___], Monday through Friday, except U.S. holidays (“Business Hours”) for the Licensed Software in accordance with the terms of this Support Policy and the Agreement. This Support Policy will be incorporated by reference into the Agreement. Capitalized terms not defined in this Support Policy have the meanings given in the Agreement.

1. Support Services

i.

Level	Support Services Provided	Contact Number/ Email Address	Target Response Time for Incidents
1	Basic uptime maintenance by training Client’s DevOps team Model accuracy maintenance check once every four (4) months	[____]	P1 Incident: 3 Business Hours P2 Incident: 72 Business Hours P3 Incident: 72 Business Hours

2

Basic uptime maintenance by training Client’s DevOps team

Model accuracy maintenance check every two (2) months

Data Drift Maintenance check every two (2) months

Model Drift Maintenance check every two (2) months

		[____]	P1 Incident: 2 Business Hours P2 Incident: [___] Business Hours P3 Incident: [___] Business Hours

3

Basic uptime maintenance by training Client’s DevOps team

Model accuracy maintenance check once every month

Data Drift Maintenance check every month

Model Drift Maintenance check every month

Re-training of Model as needed (at least once per quarter)

Re-tuning of Model as needed (at least once per quarter)

Re-evaluation of the system as needed (at least once per quarter)

		[____]	P1 Incident: 0.5 Business Hours P2 Incident: 2 Business Hours P3 Incident: 2 Business Hours

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“P1 Incident” means operation of Licensed Software is critically affected (not responding to requests or serving content) for a large number of users; no workaround available.

“P2 Incident” means the Licensed Software is responding and functional but performance is degraded, and/or Incident has potentially severe impact on operation of the Licensed Software for multiple users.

“P3 Incident” means non-critical issue; no significant impact on performance of the Licensed Software but user experience may be affected.

2. Incident Submission and Customer Cooperation. Client may report errors or abnormal behavior of the Licensed Software (each, an “Incident”) by contacting Provider at the applicable email or phone number specified in the table below. Client will provide information and cooperation to Provider as reasonably required for Provider to provide Support Services. This includes providing the following information to Provider regarding the Incident:

●	Aspects of the Licensed Software that are unavailable or not functioning correctly

●	Incident’s impact on users

●	Start time of Incident

●	List of steps to reproduce Incident

●	Relevant log files or data

●	Wording of any error message

●	Incident ID# (when specified by Provider)

Support Service personnel will assign a priority level (P1, P2 or P3) to each Incident and seek to provide responses in accordance with the table above.

3. Exclusions. Provider will have no obligation to provide Support to the extent an Incident arises from (a) misuse or unauthorized modifications to the Licensed Software, or (b) disruptions or malfunctions of Client’s network or other infrastructure, including the hosting platform and related systems where Client hosts the Licensed Software.

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Exhibit B

Statement of Work (Services)

This Statement of Work (this “SOW”)is made as of ________ (“SOW Effective Date”) and is incorporated into and subject in all respects to the terms and conditions of that certain Master License and Service Agreement, dated as of ___________ (the “MSA”), between Fusemachines Inc. (“Provider”) and ____________________ (“Client”). Capitalized terms not otherwise defined in this SOW shall have the meaning given to such terms in the MSA.

1. SERVICES AND DURATION

Provider will provide the services described in, and subject to the assumptions set forth in, Appendix I (Scope of Work) attached hereto (the “Services”). The Services shall commence on the SOW Effective Date and will terminate on [____] (“Service Period”). The Service Period may be extended by the Parties pursuant to a written agreement. IF WE ARE SUPPLYING 3 YEARS..

2. STAFFING AND RATES

The Services shall be performed on a time and materials basis. The below table sets forth the personnel deployed by the Provider that will perform the Services under this SOW (“Provider Personnel”) together with their roles and compensation rates (all dollar values set forth herein or in any invoice are deemed to be United States dollars):

Personnel Role	Number of Personnel	Full Time/Part Time	Rate During Business Hours

Business Hours. Provider Personnel will perform the Services during the hours of [_____] Eastern Standard Time, Monday to Friday and excluding the days set forth in Appendix II (Excluded Days) (“Business Hours”). Provider may charge Client additional fees for any use of Provider Personnel outside of Business Hours.

Increase in Personnel. Client shall notify Provider in writing if it desires to increase the number of Provider Personnel under this SOW. Provider cannot guarantee that it shall be able to meet such increase requests but shall make commercially reasonable efforts to do so. Increases in the number of Provider Personnel under this SOW shall be at the rates agreed to between the Parties and shall be confirmed in writing by the Parties.

Unavailability. The Parties acknowledge that Provider Personnel may be temporarily unavailable to provide Services due to illness, disability or personal emergency. If practicable (a) Provider shall provide replacement personnel of substantially similar experience and qualifications to provide Services during such absence, or (b) the absent Provider Personnel shall make up the Services lost during such absence during the following two week period; provided however, that if neither clause (a) nor (b) of this sentence is applicable, the fees payable for such absent Provider Personnel hereunder shall be prorated in proportion to the number of days for which Services are actually rendered.

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Early Termination Fee: Client acknowledges and agrees that it is purchasing the Services for he full length of the Service Period. In the event Client terminates this SOW and/or the MSA prior to the end of the then existing Service Period for any reason other than pursuant to Section 7.2 of the MSA, Client shall be responsible for all charges for any remaining time left on the Service Period as if Client remained a licensee through the end of the then-current Service Period, including, without limitation, outstanding charges, unbilled charges, taxes, and fees. In addition, Client will not be entitled to any refund for any unused portion of prepaid Service Period charges.

3. PAYMENT TERMS

[As provided in the MSA.]

4. LOCATION OF SERVICES

All Services shall be provided remotely.

5. [OPEN SOURCE COMPONENTS

The Work Product shall include Open Source Components licensed under [NAME(S) OF OPEN SOURCE LICENSE(S)], a copy of which can be found at [OPEN SOURCE LICENSE URL(S)] (each, an “Open Source License”). Any use of the Open Source Components by Client is governed by, and subject to, the terms and conditions of the Open Source License(s).]

6. [CLIENT OBLIGATIONS

Insert applicable Client Obligations].

7. [PROJECT MANAGERS

Each Party shall appoint an individual as its “Project Manager” under this SOW. The Project Managers shall communicate on a regular basis to discuss the status of the Services. Any issue that is unresolved between the Project Managers shall be escalated to the executive management of the Parties. If required, additional roles may be defined as project management liaisons as back-up to the Project Managers. Each Party agrees to provide prompt written notice of any changes to its Project Manager. The initial Project Managers are as follows:

for Provider: [Name], [Title], [Address], [Email], [Phone]

for Client: [Name], [Title], [Address], [Email], [Phone]]

8. [OTHER APPLICABLE TERMS

Insert if applicable]

[Signature Page to Statement of Work Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Statement of Work through their representatives duly authorized as of the date first written above.

QINTESS HOLDING E PARTICIPAÇÕES LTDA.

By:
Name:
Title:

FUSEMACHINES INC.

By:
Name:
Title:

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